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                                                  Exhibit 99.1

Media Contact:
Patrick Hirigoyen
Telephone: 651.310.7598
E-mail: pat.hirigoyen@stpaul.com

Investor Contact:
Laura Gagnon
Telephone: 651.310.7696
E-mail: laura.gagnon@stpaul.com



July 25, 2003
FOR IMMEDIATE RELEASE

The St. Paul Companies estimates earnings impact from previously announced surety claims


SAINT PAUL, Minn. The St. Paul Companies (NYSE: SPC) advised today that the second-quarter 2003 earnings impact related to a surety claims exposure, with a total aggregate face amount of $120 million as previously described in a report on Form 8-K filed on April 30, 2003, will be $86 million pretax and $56 million after tax, at a 35 percent tax rate, or $0.23 per fully diluted share.

"Our business remains solidly on track, and we have not changed our profitability objective for 2003," said Jay
Fishman, chairman and chief executive officer.

The St. Paul expects to release second-quarter 2003 earnings on Wednesday, July 30, before the market opens. The news release and supplemental financial information will be available shortly thereafter on The St. Paul's Web site at www.stpaul.com.


The quarterly conference call, which will involve discussion of second-quarter 2003 financial results and may include forward-looking information, will be held Wednesday, July 30, at 9 a.m. ET, 8 a.m. CT. The call will be available in live audio on the investor section of The St. Paul's Web site at 9 a.m. ET, 8 a.m. CT, and will remain available on the web site for one week.


The St. Paul Companies is headquartered in Saint Paul,
Minn., USA, and provides commercial property-liability insurance and asset management services. For more information about The St. Paul and its products and services, visit the company's web site, www.st.paul.com.


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Certain statements made by the company in this release may
constitute forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties including, but not limited to, the following: competitive considerations, including the ability to implement price increases; the frequency and severity of catastrophic events; our achievement of planned expense savings; the timing and impact of our exiting of certain types of business; changes in the demand for, pricing of, or supply of reinsurance or insurance; increased competitive pressure; the loss of significant customers; worse than anticipated loss developments from business written in prior years; losses due to foreign currency exchange rate fluctuations; changes in our estimate of insurance industry losses resulting from the September 11, 2001, terrorist attack; the potential impact of the global war on terrorism and Federal solutions to make available insurance coverage for acts of terrorism; regulatory developments; general economic conditions, including changing interest rates, rates of inflation and the performance of the financial markets; judicial decisions and rulings; changes in domestic and foreign laws, regulations and taxes; effects of acquisitions and divestitures; and various other factors. We undertake no obligation to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.